EXHIBIT 21.1
CNA FINANCIAL CORPORATION
Subsidiaries of the Registrant
As of December 31, 2022

Name of Subsidiary	Organized Under Laws of
American Casualty Company of Reading, Pennsylvania	Pennsylvania
CNA Insurance Company (Europe) S.A.	Luxembourg
CNA Insurance Company Limited	United Kingdom
Columbia Casualty Company	Illinois
Continental Casualty Company	Illinois
Continental Reinsurance Corporation International, Ltd	Bermuda
Hardy Bermuda Limited	Bermuda
Hardy Underwriting Labuan Limited	Malaysia
Hardy Underwriting Limited	United Kingdom
Inverin Insurance Company	Illinois
National Fire Insurance Company of Hartford	Illinois
North Rock Insurance Company Limited	Bermuda
Surety Bonding Company of America	South Dakota
The Continental Corporation	New York
The Continental Insurance Company of New Jersey	New Jersey
The Continental Insurance Company	Pennsylvania
Transportation Insurance Company	Illinois
Universal Surety of America	South Dakota
Valley Forge Insurance Company	Pennsylvania
Western Surety Company	South Dakota
The names of certain subsidiaries which, if considered in the aggregate as a single subsidiary, would not constitute a “significant subsidiary” as defined in Regulation S-X, have been omitted.